Exhibit 5.1

September 7, 2017

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (the “Company”). I am familiar with the Registration Statement on Form S-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto), to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 6,357,509 shares of common stock, without par value, of the Company to be sold by the selling stockholders identified in the Registration Statement (the “Shares”).

For the purposes of giving the opinion contained herein, I have examined the Registration Statement. I or attorneys under my direction have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the articles of incorporation and bylaws of the Company, and have made such other investigations as I have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, I have relied upon oral and written representations of other officers and representatives of the Company and the selling stockholders and certificates or comparable documents of public officials and of other officers and representatives of the Company and the selling stockholders.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or attorneys under my direction as originals, the authenticity of the originals of such documents submitted to me or attorneys under my direction as certified copies, the conformity to originals of all documents submitted to me or attorneys under my direction as copies, the authenticity of the originals of such documents, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares are validly issued, duly authorized, fully paid and nonassessable.

I am a member of the bar of the State of Georgia, and I do not express any opinion herein concerning any law other than the laws of the State of Georgia.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. I hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ David L. Green
David L. Green Executive Vice President, General Counsel and Corporate Secretary